Exhibit 10.04
Summary of Compensation Payable to Named Executive Officers
     On February 10, 2006 and March 1, 2006, the Compensation Committee of the Board of Directors of eBay Inc. approved the compensation to be paid to eBay’s executive officers for 2006. The following table shows the annualized base salary to be paid to our Chief Executive Officer and four most highly-compensated other executive officers (based on their total annual salary and bonus compensation during 2005), also referred to as the Named Executive Officers, effective April 1, 2006. In addition to receiving base salary, eBay’s executive officers, including the Named Executive Officers, are eligible to participate in the company’s eBay Incentive Plan, which was included as an exhibit to eBay’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on July 27, 2005. The target bonus amounts for each of the Named Executive Officers for 2006, expressed as a percentage of base salary, are also set forth in the table below. Equity compensation plan grants to eBay’s executive officers, including the Named Executive Officers, are reported on Form 4 filings with the Securities and Exchange Commission.

Name and Principal Position	Salary	Target Bonus
Margaret C. Whitman	$995,016	100%
President and Chief Executive Officer

Maynard G. Webb, Jr	650,000	85
Chief Operating Officer

John J. Donahoe	800,000	85
President, eBay Business Unit

Jeffrey D. Jordan	550,000	70
President, PayPal

Rajiv Dutta	530,000	70
President, Skype